Exhibit 99.1

Media Contact: Doug Fitzgerald, Executive Vice President Communications Tel: 630-322-6830 E-mail: doug.fitzgerald@rrd.com

Investor Contact: Dave Gardella, Senior Vice President Investor Relations Tel: 312-326-8155 E-mail: david.a.gardella@rrd.com

RR DONNELLEY PROVIDES FULL-YEAR 2011 GUIDANCE AND ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2011 EARNINGS CONFERENCE CALL ON FEBRUARY 22, 2012

CHICAGO – January 16, 2012 – R.R. Donnelley & Sons Company (NASDAQ:RRD) today announced expected full-year 2011 free cash flow (cash flow from operations less capital expenditures) to be in the range of $650 million to $700 million, an increase from the previous guidance that called for free cash flow of approximately $600 million. Revenue is expected to be $10.6 billion, non-GAAP operating margin is expected to be 6.6% to 6.7%, non-GAAP effective tax rate is expected to be 23% to 24% and fully-diluted weighted average share count is expected to be 196 million to 197 million. All other previous guidance issued in November is generally consistent with expected results. Previous guidance is posted under the investors / presentations section of our website at www.rrd.com.

“We are pleased that free cash flow exceeded expectations,” said Thomas J. Quinlan III, RR Donnelley’s President and Chief Executive Officer. “Our debt continued to decline in the fourth quarter, and we expect to close 2011 comfortably within our targeted gross leverage range of 2.5x to 3.0x. In 2012, despite an elevated level of pension funding as previously communicated, we expect to once again generate strong free cash flow of over $500 million. We continue to target a range of 2.5x to 3.0x gross leverage on a sustainable basis, recognizing that at times we will operate outside of this range. We look forward to providing a full update on 2011 performance as well as additional guidance for 2012 on our February 22 conference call.”

For 2011, non-GAAP operating margin excludes restructuring and impairment charges, a pension curtailment gain, acquisition-related expenses and other items, the exact amount of which are not currently determinable, but which may be significant. For that reason, the company is unable to provide GAAP operating earnings estimates at this time.

Furthermore, the expected 2011 non-GAAP results are subject to completion of the Company’s year-end accounting processes, which include the finalization of several potentially significant items that could affect these results. These items include, among others, the valuation of accounts receivable and inventories and estimation of certain liabilities. Final results could also be affected by certain subsequent events in accordance with GAAP.

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Fourth-quarter and full-year 2011 earnings conference call

The Company will release its financial results for the fourth quarter and full year ended December 31, 2011 on Wednesday, February 22, before the market opens. On the same day, at 9:00am Central time, management will host a conference call to be broadcast simultaneously over the internet to review the company’s results. The live webcast will be accessible on RR Donnelley’s web site: http://www.rrd.com.

Individuals wishing to dial in to the call should register in advance at http://www.meetme.net/rrd. After registering, participants will receive dial-in numbers, a passcode, and a personal identification number (PIN) that is used to uniquely identify their presence and automatically join them into the audio conference. Participants who do not wish to register in advance can join the call by dialing 847-413-9014 and use confirmation number 31610164.

A webcast replay will be archived on the Company’s web site for 30 days after the call. In addition, a telephonic replay of the call will be available for seven days at 630-652-3042, passcode 9850121#.

About RR Donnelley

RR Donnelley (NASDAQ: RRD) is a global provider of integrated communications. Founded more than 147 years ago, the Company works collaboratively with more than 60,000 customers worldwide to develop custom communications solutions that reduce costs, enhance ROI and ensure compliance. Drawing on a range of proprietary and commercially available digital and conventional technologies deployed across four continents, the Company employs a suite of leading Internet-based capabilities and other resources to provide premedia, printing, logistics and business process outsourcing products and services to leading clients in virtually every private and public sector.

For more information, and for RR Donnelley’s Corporate Social Responsibility Report, visit the company’s web site at http://www.rrdonnelley.com.

Use of Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company does not undertake to and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. The factors that could cause material differences in the expected results of RR Donnelley include, without limitation, the following: the successful execution and integration of acquisitions and the performance of the company’s businesses following acquisitions; the ability to implement comprehensive plans for the integration of the sales force, cost containment, asset rationalization and other key strategies; competitive pressures in all markets in which the company operates; the volatility and disruption of the capital and credit markets, and adverse changes in the global economy; our ability to access unsecured debt in the capital markets and the reliability of the participants to our contractual lending and insurance agreements; factors that affect customer demand, including changes in postal rates and postal regulations, changes in the capital markets, changes in advertising markets, the rate of migration from paper-based forms to digital format, customers’ budgetary constraints and customers’ changes in short-range and long-range plans; customers financial strength; shortages or changes in availability, or increases in costs of, key materials (such as ink, paper and fuel); and other risks and uncertainties described in RR Donnelley’s periodic filings with the Securities and Exchange Commission (SEC). Readers are strongly encouraged to read the full cautionary statements contained in RR Donnelley’s filings with the SEC.

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